Amendment No. 1 to Purchase Agreement
(Superior Oil and Gas - EagleSpan Steel Structures)

Mr. Jerry W. Curtis, President
EagleSpan Steel Structures, Inc.
102 West 4th Street
Loveland, CO 80537

Re: Purchase Agreement effective December 19, 2004 between Superior Oil and Gas Co. (“Superior”) and EagleSpan Steel Structures, Inc. (“ESS”) (the “Purchase Agreement”).

Dear Mr. Curtis:

This letter (the “Amendment”) amends the Purchase Agreement recited above.

A.	Paragraph No. 1 of the Purchase Agreement is amended to provide that the Closing Date shall be “no later than five business days from the date of execution by both parties of this Amendment.”

B.	The first two paragraphs of Paragraph No. 2 of the Purchase Agreement are deleted, and the following is substituted for them:

2.
In consideration of the transfer to Superior by the shareholders of ESS of one hundred percent of the outstanding capital stock of ESS (the “Stock”), Superior shall deliver to the ESS shareholders, pro rata in accordance with their shareholdings, the following:

a.
Promissory Notes in the principal aggregate amount of $3,000,000, 6% interest, due on the anniversary of the effective date of this Amendment, of which one-half of the principal amount plus accrued interest of each Promissory Note is convertible by the holder into shares of Common Stock of Superior at the conversion price of $1.00 a share; provided, however, that Superior shall have the right to require such conversions should Superior’s Common Stock trade at closing prices at or above $1.50 for 60 consecutive calendar days.

b.
Superior shall loan 1,500,000 newly-issued shares of Superior’s Common Stock to EagleSpan, which shares EagleSpan may use as additional collateral for its existing SBA term loan and other bank debt of ESS that is guaranteed by Jerry Curtis.

Exhibit 10.1
Page 1 of 2 Pages

c.
All EagleSpan capital stock purchased by Superior shall secure the payment by Superior of its $3,000,000 in Promissory Notes and interest due thereon as well as, at EagleSpan’s option, the SBA term loan and other bank debt of ESS that is guaranteed by Jerry Curtis.

d.
Until such time as Superior’s $3,000,000 in Promissory Notes and ESS’s existing SBA term loan and other bank debt of ESS that is guaranteed by Jerry Curtis have been paid and satisfied in full, Jerry Curtis shall be the sole director of ESS.

C.	All other provisions of the Purchase Agreement remain the same.

Very truly yours,

Superior Oil and Gas Co.

By: /s/ Daniel Lloyd	February 3, 2005
Daniel Lloyd, President

Accepted and Agreed:

EagleSpan Steel Structures, Inc.

By: /s/ Jerry W. Curtis	February 4, 2005
Jerry W. Curtis, President

Exhibit 10.1
Page 2 of 2 Pages